UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.          )

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O’Charley’s Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
CORPORATE GOVERNANCE
PROPOSAL 1: ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
PROPOSAL 2: PROPOSAL TO APPROVE THE ADOPTION OF THE O’CHARLEY’S INC. EXECUTIVE INCENTIVE PLAN
PLAN BENEFITS UNDER THE O’CHARLEY’S INC. EXECUTIVE INCENTIVE PLAN
PROPOSAL 3: RATIFICATION OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2007
PROPOSAL 4: SHAREHOLDER PROPOSAL
AUDIT COMMITTEE REPORT
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSALS OF SHAREHOLDERS
PROXY SOLICITATION COSTS
DELIVERY OF SHAREHOLDER DOCUMENTS
Exhibit A
O’CHARLEY’S INC. EXECUTIVE INCENTIVE PLAN

3038 Sidco Drive
Nashville, Tennessee 37204
(615) 256-8500

Dear Shareholder:

It is my pleasure to extend to you a cordial invitation to attend the annual meeting of shareholders of O’Charley’s Inc. to be held at 9:00 a.m., local time, on Thursday, May 17, 2007, at the company’s home office located at 3038 Sidco Drive, Nashville, Tennessee.

At the meeting, shareholders will be asked to (i) elect three directors to the company’s board of directors; (ii) vote on a proposal to approve the adoption of the O’Charley’s Inc. Executive Incentive Plan; (iii) ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2007; (iv) consider a shareholder proposal; and (v) transact such other business as may properly come before the annual meeting. In addition, we will present a report on the condition and performance of the company, and you will have an opportunity to question management on matters that affect the interests of all shareholders.

We hope you will be able to attend the meeting in person. Whether you expect to attend or not, we request that you complete and return the enclosed proxy card in the enclosed post-paid envelope or follow the instructions on the enclosed proxy card for voting by telephone or the Internet. Your vote is important.

I look forward to seeing you on Thursday, May 17.

Sincerely,

Gregory L. Burns
Chairman of the Board and
Chief Executive Officer

3038 Sidco Drive
Nashville, Tennessee 37204
(615) 256-8500

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

As a shareholder of O’Charley’s Inc., you are hereby given notice of and invited to attend the annual meeting of shareholders of the company to be held at 9:00 a.m., local time, on Thursday, May 17, 2007, at the company’s home office located at 3038 Sidco Drive, Nashville, Tennessee, for the following purposes:

1. To elect three Class II directors to hold office for a term of three years;

2. To vote on a proposal to approve the adoption of the O’Charley’s Inc. Executive Incentive Plan;

3. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2007;

4. To consider a shareholder proposal; and

5. To transact such other business as may properly come before the annual meeting.

Shareholders of record at the close of business on March 30, 2007 are entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof.

You can ensure that your shares of common stock are voted at the annual meeting by signing and dating the enclosed proxy and returning it in the envelope provided, or by casting your vote by telephone or the Internet as described on the enclosed proxy card. Sending in a signed proxy, or voting telephonically or by the Internet, will not affect your right to attend the annual meeting and vote in person. WHETHER OR NOT YOU PLAN TO ATTEND, WE URGE YOU TO SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED, OR VOTE TELEPHONICALLY OR BY THE INTERNET.

By the Order of the Board of Directors

Lawrence E. Hyatt, Secretary

Nashville, Tennessee
April 19, 2007

O’CHARLEY’S INC.
3038 Sidco Drive
Nashville, Tennessee 37204
(615) 256-8500

PROXY STATEMENT

The accompanying proxy is solicited by the board of directors of the company for use at the annual meeting of shareholders to be held on May 17, 2007, and at any adjournment or postponement thereof. The purposes of the annual meeting are to elect three Class II directors, to vote on a proposal to approve the adoption of the O’Charley’s Inc. Executive Incentive Plan, to ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2007, to vote on a shareholder proposal and to transact such other business as may properly be brought before the annual meeting. This proxy statement and the enclosed proxy are first being sent to shareholders on or about April 19, 2007.

Shareholders of record at the close of business on the record date, March 30, 2007, are entitled to notice of and to vote at the annual meeting. Each shareholder is entitled to one vote for each share of common stock held on the record date.

The presence at the meeting, in person or by proxy, of at least a majority of the outstanding shares of common stock entitled to vote is necessary to constitute a quorum to transact business at the meeting. As of the record date, 23,735,744 shares of the company’s common stock were outstanding. Proxies received but marked as abstentions or broker non-votes will be counted as present for purposes of determining a quorum on all matters.

Shares of common stock represented by a proxy properly submitted at or prior to the annual meeting, unless subsequently revoked, will be voted in accordance with the instructions thereon. Shareholders are urged to specify their choices by marking the appropriate boxes on the enclosed proxy or by voting telephonically or by the Internet. If a proxy is submitted without specifying choices, the shares will be voted as recommended by the company’s board of directors. A shareholder who submits a proxy may revoke it at any time before it is voted by attending the annual meeting and electing to vote in person, by notifying the secretary of the company in writing, or by duly submitting a proxy bearing a later date.

The affirmative vote of a plurality of the votes cast at the annual meeting is required for the election of directors. The approval of the O’Charley’s Executive Incentive Plan, the ratification of the appointment of KPMG LLP as the company’s independent registered public accounting firm for 2007, the shareholder proposal and any other business as may properly be brought before the annual meeting will be approved if the number of shares voted in favor of the proposal exceeds the number of shares cast against it. Abstentions and broker non-votes will not be counted as votes for or against any director nominee or any other matter considered at the annual meeting. The board of directors knows of no other matters that are to be brought to a vote at the annual meeting. If any other matter does come before the annual meeting, the persons appointed in the proxy or their substitutes will vote in accordance with their best judgment on such matters.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following persons are known by the company to be the beneficial owners of more than 5% of the outstanding shares of the company’s common stock. The following information is based solely upon information set forth in Schedules 13D and 13G filed by such persons with the Securities and Exchange Commission.

	Amount and
	Nature of	Percent
Name and Address of Beneficial Owner	Beneficial Ownership	of Class

Dimensional Fund Advisors Inc.	1,923,580 (1)	8.1%
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401
Bank of America Corporation	1,488,509 (2)	6.3%
100 North Tryon Street, Floor 25
Bank of America Corporate Center
Charlotte, North Carolina 28255

(1)	Dimensional, an investment advisor, reported that it has sole voting and dispositive power with respect to 1,923,580 shares.

(2)	Bank of America, the parent holding company of Bank of America, NA and Columbia Management Advisors, LLC, an investment advisor, reported that it has shared voting power with respect to 1,016,466 shares and shared dispositive power with respect to 1,488,509 shares.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The company’s board of directors has approved a set of Corporate Governance Guidelines recommended by the company’s nominating and corporate governance committee. These guidelines address such matters as director qualifications, director nominations, board composition, director meetings, board committees and other matters. The board of directors believes such guidelines to be appropriate for the company in its effort to maintain “best practices” as to corporate governance. You may access a copy of the company’s Corporate Governance Guidelines on the “Investor Relations” section of the company’s website at www.ocharleysinc.com.

Director Independence

The board has determined that each of the following directors is an “independent director” within the meaning of Marketplace Rule 4200(a)(15) of the Nasdaq Stock Market (“Nasdaq”):

William F. Andrews	Dale W. Polley
Richard Reiss, Jr.	G. Nicholas Spiva
John E. Stokely	H. Steve Tidwell
Robert J. Walker	Shirley A. Zeitlin

During 2006, the independent directors met in executive session at which only independent directors were present following each of the regular quarterly meetings of the board. In 2006 the board of directors approved the creation of a lead independent director whose responsibilities include reviewing the agenda for each board of directors meeting with the chair of the board of directors, preparing the agenda for executive sessions of the board of directors and monitoring meetings to maximize their productivity and efficiency. The lead independent director will initially be the chairman of the nominating and corporate governance committee and will rotate every two years to one of the chairs of the other standing committees of the board of directors. Robert J. Walker, as the chair of the nominating and corporate governance committee, is the current lead independent director.

Director Candidates

The company’s Corporate Governance Guidelines contain membership criteria that apply to nominees for a position on the company’s board of directors. The company’s board of directors has created a nominating and corporate governance committee whose responsibilities include assisting the board of directors in identifying qualified individuals to become board members, determining the composition of the board of directors and its committees, monitoring a process to assess board effectiveness and developing and implementing the company’s Corporate Governance Guidelines. The responsibility of the nominating and corporate governance committee is to recommend nominees who would be the most effective, in conjunction with the other members of the board, in collectively serving the long-term interests of the shareholders. The nominating and corporate governance committee has not adopted any specific minimum qualifications that must be met by a nominee or any specific qualities or skills that are necessary for one or more of the directors to possess. Rather, the nominating and corporate governance committee may consider all factors it considers appropriate in its assessment of candidates for board membership, which may include:

•	ensuring that the board of directors, as a whole, consists of individuals with various and relevant career experience, relevant technical skills, business knowledge and experience, financial expertise (including expertise that could qualify a director as an “audit committee financial expert,” as that term is defined by the rules of the Securities and Exchange Commission), and local and community ties;

•	individual qualifications, including strength of character, mature judgment, time availability, familiarity with the company’s business and industry, independence of thought and an ability to work collegially; and

•	the extent to which the candidate would fill a need on the board of directors.

Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the board of directors for an extended period of time.

Process for Identifying Candidates

The nominating and corporate governance committee has no specifically defined process for identifying and evaluating nominees, but seeks to identify potential candidates for membership on the company’s board of directors through conversations with members of the board of directors, senior management and other constituencies. The nominating and corporate governance committee is also responsible for reviewing the qualifications and performance of incumbent directors to determine to recommend them to the board of directors as nominees for re-election. Director nominees William F. Andrews, John E. Stokely and H. Steve Tidwell are incumbent directors standing for re-election. The nominating and corporate governance committee assessed the nominees recommended for consideration by the chief executive officer and other members of the board. Following assessment of the candidates’ qualifications and suitability, the nominating and corporate governance committee recommended each of the nominees to the board of directors to be presented for shareholder approval at the annual meeting.

The nominating and corporate governance committee also considers nominees proposed by the company’s shareholders in accordance with the provisions contained in the company’s bylaws. Nominations made by shareholders must be made by written notice setting forth the information required by the company’s bylaws received by the secretary of the company at least 120 days in advance of the anniversary date of the proxy statement for the previous year’s annual meeting for an election of directors at an annual meeting, or within ten days of the date on which notice of a special meeting for the election of directors is first given to shareholders for an election of directors at a special meeting. Shareholders may propose nominees for consideration by the nominating and corporate governance committee by submitting the names and supporting information to: Secretary, O’Charley’s Inc., 3038 Sidco Drive, Nashville, Tennessee 37204.

Code of Conduct and Business Ethics Policy

The company has a Code of Conduct and Business Ethics Policy (the “code of conduct”) that applies to all of the company’s employees, officers and directors. The purpose of the code of conduct is to, among other things, provide written standards that are reasonably designed to deter wrongdoing and to promote honest and ethical conduct; full, fair, accurate, timely and understandable disclosure in reports and documents that the company files with the Securities and Exchange Commission and other public communications by the company; compliance with applicable governmental laws, rules and regulations; prompt internal reporting of violations of the code of conduct; and accountability for adherence to the code of conduct.

Under the Sarbanes-Oxley Act of 2002 and the Securities and Exchange Commission’s related rules, the company is required to disclose whether it has adopted a code of ethics that applies to the company’s principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The company’s chief executive officer and senior financial officers are bound by the company’s code of conduct which contains provisions consistent with the Securities and Exchange Commission’s description of a code of ethics. Each of these officers are required to read and certify that he or she has read, understands and complied with the code of conduct. The company’s chief compliance officer reports quarterly to the audit committee and the board of directors as to whether there are any violations of the code of conduct by any of these officers.

A current version of the company’s code of conduct can be obtained from the “Investor Relations” section of the company’s website at www.ocharleysinc.com. The company intends to disclose any legally required amendments to, or waivers from, the code of conduct with respect to its directors and officers in accordance with the rules and regulations of the Securities and Exchange Commission and Nasdaq. Any such disclosure will be made in the “Investor Relations” section of the company’s website at www.ocharleysinc.com. A waiver of any provision of the code of conduct with respect to any employee at the level of director and above may only be given by the audit committee.

Communications with Members of the Board

The company’s board of directors has established procedures for the company’s shareholders to communicate with members of the board of directors. Shareholders may communicate with any of the company’s directors by writing to them c/o O’Charley’s Inc., 3038 Sidco Drive, Nashville, Tennessee 37204. Shareholders may also communicate with our directors by sending an email to boardofdirectors@ocharleys.com. Shareholders may communicate with the chair of any board committee by sending an email to auditchair@ocharleys.com (audit committee), nomgovchair@ocharleys.com (nominating and corporate governance committee) or compchair@ocharleys.com (compensation and human resources committee), or with our independent directors as a group by sending an email to outsidedirectors@ocharleys.com.

Board Member Attendance at Annual Meeting

Pursuant to the company’s Corporate Governance Guidelines, each member of the board of directors should seek to attend the annual meeting of shareholders. All of the company’s incumbent directors attended the 2006 annual meeting of shareholders.

Director Stock Ownership Policy

The company’s board of directors has adopted a policy that each director who has served on the board of directors for three years or more should own at least 12,750 shares of the company’s common stock. Under the terms of the policy, the board may from time to time evaluate whether exceptions should be made based on the personal circumstances of any director.

Director Education Policy

The company’s board of directors has established a policy regarding continuing education for members of the board of directors. Under the terms of the policy, directors are required to participate in at least eight hours of continuing education programs annually. Directors are reimbursed up to $2,500 for each program attended plus expenses.

PROPOSAL 1: ELECTION OF DIRECTORS

The company’s board of directors is divided into three classes, each class to be as nearly equal in number as possible. At each annual meeting, directors of the class whose term expires in that year are elected for a three-year term. Three directors will be elected at the annual meeting. Upon the recommendation of the nominating and corporate governance committee, the board of directors has nominated William F. Andrews, John E. Stokely and H. Steve Tidwell as the three nominees for election as Class II directors for a three-year term expiring at the 2010 annual meeting and until their successors are elected and qualified. Each nominee is currently a director of the company and was elected as a director of the company by the shareholders at the 2004 annual meeting. The terms of the Class III and Class I directors will expire at the annual meeting in 2008 and 2009, respectively.

We expect each of the nominees to serve if elected. If a nominee becomes unable or unwilling to serve as a director, the persons named in the form of proxy have advised the company that they will vote for such substitute or substitutes as may be designated by the board of directors.

The board of directors recommends that you vote FOR each of the Class II nominees.

The following table contains as of March 30, 2007 certain information concerning: (i) the current directors of the company, including the nominees; (ii) our Chief Executive Officer, our Chief Financial Officer and each of the three other most highly compensated executive officers of O’Charley’s whose total annual compensation, exclusive of changes in pension value and nonqualified deferred compensation earnings, exceeded $100,000 in 2006, to whom we refer as the “named executive officers” in this proxy statement; and (iii) the current directors and executive officers as a group.

					Shares
					of
					Common
					Stock
					Beneficially
					Owned
					on
					April	Percent
		Director	Term		3,	of
Name	Age	Since	Expires	Position	2007(1)	Class

Gregory L. Burns(2)	52	1990	2009	Chairman of the Board and Chief Executive Officer	635,924	2.7%
Lawrence E. Hyatt	52	—	—	Chief Financial Officer, Secretary and Treasurer	65,941	*
Randall C. Harris	56	—	—	Chief Human Resources Officer	48,799	*
John R. Grady	54	—	—	Concept President — Ninety Nine Restaurant & Pub	63,905	*
Jeffrey D. Warne	46	—	—	Concept President — O’Charley’s	55,957	*
Robert J. Walker(2)(3)	66	2000	2009	Director	63,750	*
William F. Andrews(4)	75	2004	2007	Director	16,625	*
John E. Stokely(2)(4)	54	2004	2007	Director	14,625	*
H. Steve Tidwell(5)	64	1988	2007	Director	91,250	*
Dale W. Polley(2)(3)(4)	57	2001	2008	Director	36,750	*
Richard Reiss, Jr.(2)(5)	63	1983	2008	Director	127,750	*
G. Nicholas Spiva(3)(5)	55	1985	2008	Director	63,650	*
Shirley A. Zeitlin(3)(5)	72	1996	2008	Director	47,750	*
All current directors and executive officers as a group (17 persons)					1,445,285	6.0%

*	less than one percent

(1)	Includes the following shares that the named individuals are entitled to acquire within 60 days of the date hereof upon the exercise of options: Gregory L. Burns — 213,797 shares; John R. Grady — 24,000 shares; Richard Reiss, Jr. — 23,750 shares; G. Nicholas Spiva — 23,750 shares; H. Steve Tidwell — 21,500 shares; Shirley A. Zeitlin — 21,500 shares; Robert J. Walker — 24,750 shares; Dale W. Polley — 16,250 shares; and all current directors and executive officers as a group (17 persons) — 408,375 shares. The shares described in this note are deemed to be outstanding for the purpose of computing the percentage of outstanding common stock owned by such persons individually and by the group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Member of the executive committee.

(3)	Member of the nominating and corporate governance committee.

(4)	Member of the audit committee.

(5)	Member of the compensation and human resources committee.

The following is a brief summary of the business experience of each of the directors of the company, including the nominees.

Gregory L. Burns has served as Chairman of the Board and Chief Executive Officer since February 1994. Mr. Burns, a director since 1990, served as President from September 1996 to May 1999 and from May 1993 to February 1994, as Chief Financial Officer from October 1983 to September 1996, and as Executive Vice President and Secretary from October 1983 to May 1993. Mr. Burns is a director of Pinnacle Financial Partners, a bank holding company.

Richard Reiss, Jr. is the Chairman of Georgica Advisors, LLC, a private investment management firm. Mr. Reiss is also a director of The Lazard Funds, Inc.

G. Nicholas Spiva has served as President of Spiva-Hill Investments, a commercial real estate development company, since 1975. Mr. Spiva was an owner of the original O’Charley’s restaurant prior to its acquisition by the company.

H. Steve Tidwell has served as Chairman of SPFS, Inc., which operates 21 unaffiliated restaurants in five southern states, since January 2000 and served as President of SPFS from February 1991 to January 2000. From January 1987 to February 1991, Mr. Tidwell served as Secretary and Treasurer of SPFS. Mr. Tidwell served as Vice President of Real Estate and Construction at Shoney’s, Inc. from December 1978 to January 1987.

Shirley A. Zeitlin serves as Chief Executive Officer of Shirley Zeitlin & Co. Realtors, a real estate brokerage firm. Ms. Zeitlin has served as President and a member of the board of the Tennessee Association of Realtors and the Nashville Board of Realtors. She has also served as a member of the board of the Federal Reserve Bank of Nashville, where she served as chairman in 1991. Ms. Zeitlin serves as a director of numerous civic and charitable organizations.

Robert J. Walker, an attorney, has been a partner in Walker, Tipps & Malone, a law firm, since January 2000. Prior to forming Walker, Tipps & Malone, Mr. Walker served in various capacities, including as a member, with Bass, Berry & Sims PLC, a law firm, for over 31 years.

Dale W. Polley is currently retired. Mr. Polley was a founder in February 2000 of Pinnacle Financial Partners, a bank holding company, and serves as a member of its Board of Directors. Mr. Polley also serves on the Board of Directors of Healthstream, Inc., a provider of Internet-based healthcare education products and services. Mr. Polley served as a Director for the Federal Reserve Bank of Atlanta, Nashville Branch from January 1995 to December 2001. Mr. Polley served as President and Vice Chairman of First American Corporation, a bank holding company, from 1991 to 2000.

William F. Andrews has served as chairman of the board of directors of Corrections Corporation of America, an owner and operator of privatized correctional and detention facilities, since August 2000.

Mr. Andrews has been a principal of Kohlberg & Company, a private equity firm specializing in middle market investing since 1995. He is currently the chairman of the board of directors of Katy Industries, Inc., a publicly-traded manufacturer and distributor of consumer electric corded products and maintenance cleaning products, among other product lines. Mr. Andrews served as the chairman of Scovill Fasteners Inc., a manufacturing company, from 1995 to 2001 and served as the chairman of Northwestern Steel and Wire Company, a manufacturing company, from 1998 to 2001. Mr. Andrews also currently serves as a director of Black Box Corporation, Trex Company, Inc. and Holley Performance Products Inc.

John E. Stokely is currently a self-employed business consultant. Mr. Stokely was the president, chief executive officer and chairman of the board of directors of Richfood Holdings, Inc., a retail food chain and wholesale grocery distributor, from January 1997 until August 1999. Mr. Stokely served on the board of directors and as president and chief operating officer of Richfood Holdings, Inc. from April 1995 to January 1997 and served as executive vice president and chief financial officer from 1990 to April 1995. Mr. Stokely also serves as a director of SCP Pool Corporation, a supplier of swimming pool supplies and related products, Transaction Systems Architects, Inc., a provider of enterprise e-payments and e-commerce solutions, and Performance Food Group Company, a marketer and distributor of national and private label food and food-related products.

The board of directors held eight meetings during the fiscal year ended December 31, 2006. Each of the incumbent directors attended more than 75% of the aggregate number of meetings of the board of directors and each committee on which he or she served.

Board Committees

The board of directors has standing executive, audit, compensation and human resources and nominating and corporate governance committees. The membership and functions of the committees are as follows:

Executive Committee — This committee exercises all the powers of the board of directors between scheduled meetings of the board of directors, subject to certain limitations of Tennessee law. Members of the executive committee are Messrs. Burns, Polley, Reiss, Stokely and Walker. The executive committee held eight meetings during 2006.

Audit Committee — The company has a separately-designated standing audit committee established in accordance with applicable rules of the Securities Exchange Act of 1934. Members of the audit committee are Messrs. Polley, Andrews and Stokely, each of whom is “independent,” as defined by the applicable rules of the Securities and Exchange Commission and Nasdaq listing standards. The audit committee operates pursuant to the terms of a written Audit Committee Charter adopted by the board of directors, a copy of which is available on the “Investor Relations” section of the Company’s website at www.ocharleysinc.com. The Audit Committee Charter requires that the audit committee have at least one member who has accounting or related financial management experience or background sufficient to be an “audit committee financial expert” as defined by the Securities and Exchange Commission. The board of directors has determined that Dale W. Polley is an “audit committee financial expert” as that term is defined in Item 407(d) of Regulation S-K promulgated by the Securities and Exchange Commission and is “independent,” as defined by Nasdaq listing standards.

The audit committee ensures that the financial affairs of the company are subject to proper, effective and continuing independent audits and control procedures. The audit committee also approves the selection, evaluation and compensation of the company’s independent auditor, confers independently with the company’s independent auditor, serves as a liaison between the board of directors and the company’s independent auditor, and reviews various corporate policies, including those relating to accounting and internal control matters.

Pursuant to the Audit Committee Charter, company management, internal auditors, the independent auditor, outside counsel and other consultants or advisors may attend each meeting or portions thereof as required by the audit committee. The audit committee held 12 meetings in 2006.

Compensation and Human Resources Committee — This committee evaluates the performance of the company’s officers, reviews and approves compensation for officers, establishes bonuses for the company’s management, administers the company’s stock incentive plans and reviews significant human resources processes for the company to ensure the overall personnel needs of the company are being met. The compensation and human resources committee operates pursuant to the terms of a written Compensation and Human Resources Committee Charter adopted by the board of directors, a copy of which is available on the “Investor Relations” section of the Company’s website at www.ocharleysinc.com. Members of the compensation and human resources committee are Messrs. Reiss, Spiva and Tidwell and Ms. Zeitlin, each of whom is independent as defined by Nasdaq listing standards. The compensation and human resources committee held four meetings during 2006.

Nominating and Corporate Governance Committee — This committee assists the board of directors in identifying qualified individuals to become board members, in determining the compositions of the board of directors and its committees, in monitoring a process to assess board effectiveness and in developing and implementing the company’s corporate governance guidelines. The nominating and corporate governance committee is also responsible for developing and recommending to the board of directors a self-evaluation process for the board and its committees and overseeing the self-evaluation process. The nominating and corporate governance committee operates pursuant to the terms of a written Nominating and Corporate Governance Committee Charter adopted by the board of directors, a copy of which is available on the “Investor Relations” section of the Company’s website at www.ocharleysinc.com. Members of the nominating and corporate governance committee are Messrs. Walker, Polley and Spiva and Ms. Zeitlin, each of whom is independent as defined by Nasdaq listing standards. The nominating and corporate governance committee held three meetings during 2006.

Director Compensation

The table below represents the compensation earned by each non-employee director during 2006.

					Change in
					Pension
	Fees				Value and
	Earned			Non-Equity	Nonqualified
	or Paid	Stock	Option	Incentive Plan	Deferred	All Other
	in Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name	($)	($)	($)	($)	Earnings	($)	($)
(a)	(b)	(c)(1)	(d)	(e)	(f)	(g)	(h)

Richard Reiss, Jr.	67,500	47,026	—	—	—	—	114,526
William F. Andrews	41,000	65,045	—	—	—	—	106,045
Dale W. Polley	80,000	47,026	—	—	—	—	127,026
Robert J. Walker	67,000	47,026	—	—	—	—	114,026
John E. Stokely	54,000	65,045	—	—	—	—	119,045
Shirley A. Zeitlin	49,500	47,026	—	—	—	—	96,526
H. Steve Tidwell	57,500	47,026	—	—	—	—	104,526
G. Nicholas Spiva	52,000	47,026	—	—	—	—	99,026

(1)	The amounts in column (c) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123R for restricted stock awards pursuant to our 2000 Stock Incentive Plan and thus may include amounts from awards granted prior to 2006.

During 2006, non-employee directors received an annual retainer of $15,000 payable in cash in quarterly installments, a fee of $3,000 for each board of directors meeting attended in person (other than executive committee meetings), a fee of $3,000 for each committee meeting attended in person (other than executive committee meetings), and a fee of $500 for each board of directors meeting or committee meeting in which the director participated by telephone (other than executive committee meetings), and were reimbursed for travel expenses associated with serving as a director. In addition, each non-employee member of the executive committee was paid a fee of $3,000 per quarter. Directors who served as chairs of each of the audit committee, compensation and human resources committee and nominating and corporate governance committee received an annual fee of $4,000 payable in cash in quarterly installments. Directors who are officers or employees of the company receive no compensation for serving as members of the board of directors. The aggregate amount of fees paid to the non-employee directors for the 2006 fiscal year was $468,500. The company also matches charitable contributions by its non-employee directors up to an aggregate of $2,000 annually for each non-employee director.

Each non-employee director also receives a grant of 5,625 shares of restricted stock under the terms of the 2000 Stock Incentive Plan on the date of his or her initial election or appointment to the board. These shares vest in three equal, annual installments beginning on the date of the next annual meeting of shareholders following the date of grant. In addition, on the date of each annual meeting, each non-employee director who will continue as a director following such meeting receives a grant of 3,000 shares of restricted stock under the terms of the 2000 Stock Incentive Plan. These shares vest in three equal, annual installments beginning on the date of the next annual meeting of shareholders following the date of grant.

The board of directors may in the future adjust the compensation of directors as it deems advisable and consistent with the best interests of the company’s shareholders and the financial abilities of the company.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the company’s officers and directors, and persons who own more than ten percent of the company’s common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent shareholders are required by regulation to furnish the company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it, the company believes that all filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with during the fiscal year ended December 31, 2006, except that each of Messrs. Burns, Harris, Hyatt, Warne, and Grady and Anthony J. Halligan, Herman A. Moore, Jr. and R. Jeffrey Williams filed a Form 4 reporting the grant of restricted stock that was not reported on a timely basis, Mr. Spiva filed a Form 4 reporting one transaction that was not reported on a timely basis relating to the acquisition of shares upon exercise of stock options and Mr. Harris filed a Form 4 reporting one transaction that was not reported on a timely basis relating to the disposition of shares to cover the tax liability associated with the vesting of restricted stock.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

General Philosophy.  A key strategy in our turnaround and transformation effort is to strengthen the company with a new core of talent and to build a winning team. Starting with the hiring of Larry Hyatt, who joined our company as our chief financial officer at the end of 2004, we believe we have put in place a senior management team that accomplishes this strategic objective. Since Mr. Hyatt’s hiring, we have added, among others, Randy Harris as our Chief Human Resources Officer in October 2005, Jeff Warne as Concept President — O’Charley’s in February 2006, Larry Taylor as Chief Supply Chain Officer in May, 2006 and Leon De Wet as Chief Information Officer in September 2006. Additionally, in 2005, we promoted James Quackenbush to Vice President of Development and consolidated our real estate functions under him and promoted Anthony Halligan to Concept President-Stoney River.

Our executive compensation policies reflect our business strategy of recruiting and retaining outstanding senior managers who will successfully execute our turnaround and transformation efforts. To that end, we compensate our senior management through a combination of base salaries, cash bonuses and long-term incentive compensation that is designed to be competitive with peer casual dining companies and to align our senior executives’ financial interests with those of our shareholders. Our compensation strategy is designed to reward members of senior management for their contribution to our turnaround objectives, in particular company profitability. To maximize incentives, we have historically set base salaries below the competitive market, while annual cash bonuses and long-term incentives have been designed to exceed competitive markets if targeted goals are met. Because all of our named executive officers other than Messrs. Burns and Grady have been recruited during the past two years, their individual compensation packages reflect the results of individual negotiations. The following is a discussion of each of the elements of our compensation paid to our named executive officers for 2006.

Total Direct Compensation; Allocation Among Components.  Our compensation process involves establishing, for each senior executive, an appropriate level of “total direct compensation”— i.e., the aggregate total of base salary, cash bonus and long-term incentive compensation that we will pay if target performance goals are met. At the most senior levels, we tie cash bonuses to company-wide earnings per share targets. In the case of our concept presidents, we tie most of our cash bonus compensation to the achievement of operating income goals within the concept under the control of the relevant executive, although company-wide performance is also a factor. Regarding long-term incentive compensation, in recent years we granted restricted stock awards with vesting contingent on the achievement of performance goals. However, as described in more detail below, we have granted time-based awards beginning in 2006 in light of certain management incentive, tax and accounting considerations.

To assist us in establishing appropriate levels of total direct compensation and in allocating the components thereof, in 2005 we engaged Mercer Human Resources Consulting, a nationally recognized consulting firm, to perform a study of the compensation of senior management at O’Charley’s Inc. and 17 comparable publicly traded restaurant companies that we believe are comparable in many ways to our company and whose executive compensation levels are required to be disclosed to the SEC. We presented Mercer with our compensation strategy, which calls for total direct compensation to be allocated as follows, assuming that target performance levels are achieved:

		Total Cash Compensation		Total Direct
Base Salary	Cash Bonus	(Base Salary Plus Bonus)	Long-Term Incentive	Compensation

Below Market	Above Market	Slightly Above Market	Slightly Above Market	Above Market
40th Percentile	67th Percentile	60th Percentile	60th Percentile	67th Percentile

In allocating compensation among these elements, we believe that the compensation of our senior-most levels of management — the levels of management having the greatest ability to influence our company’s performance — should, to a considerable extent, be tied to performance. We asked Mercer to assess our existing senior executive compensation packages in light of this compensation strategy. Mercer determined that, while base salaries were in most instances consistent with our targeted levels, total cash compensation, long-term incentive compensation and total direct compensation generally fell below levels called for by our strategy.

It should be noted that the Mercer analysis of our compensation strategy occurred at approximately the same time that we began to recruit and hire outside executives as part of our previously described turnaround strategy. We recruited these executives in the context of our desire to assemble an outstanding senior management team capable of achieving our turnaround and transformation goals. Thus, certain components of the compensation packages offered in order to recruit these executives, including the base salaries set in their respective employment agreements, exceeded the market targets called for by our compensation strategy. In light of these new hires and our continued focus on building and retaining an outstanding senior management team, we are currently reviewing our historical compensation component allocation strategy. In particular, we are discussing whether the proportion of total direct compensation comprised by base salary should be increased, consistent with the component allocation for our recent executive hires.

For 2006, we established targeted total direct compensation levels generally consistent with the above-described strategy. Based upon our analysis, we set the targeted total direct compensation of our named executive officers as follows: chief executive officer — $2.013 million; chief financial officer — $958,306; chief human resources officer — $856,800; and Ninety Nine concept president — $756,002. Mr. Warne joined us as our O’Charley’s concept president in February 2006. His total direct compensation level, on an annualized basis, was $1,399,600. We consulted with Mercer with respect to these total amounts and the base salary, cash bonus and long-term incentive components of such amounts.

Base Salaries.  While our compensation strategy calls for members of our senior management to receive base salaries below the market level of their peer industry executives, we nonetheless seek to provide our senior management with a level of assured cash compensation that facilitates an appropriate lifestyle given their professional status and the demands that we place on them. For our chief executive officer, for 2006 we concluded that a base salary of $550,000 was appropriate. This amount remained unchanged relative to 2005, when we increased our chief executive officer’s base salary from $450,000 in light of Mercer’s research indicating that his current level of pay was significantly lower than the competitive market.

For 2006, we concluded that a base salary of $370,000 was appropriate for our chief financial officer, which represented an increase of $20,000 from the previous year. We set the base salary of our chief human resources officer at $340,000, an increase of $15,000 from 2005. Our Ninety Nine concept president’s base salary was raised to $300,000, a $55,028 increase from 2005. Each of these increases reflected levels that we considered appropriate in light of the achievements during the previous fiscal year of the individual officer, cost of living considerations, amounts required to be paid to attract new executive officers to the company and our consultation with Mercer regarding base salaries paid to executives by our competitors. Our O’Charley’s concept president joined us in February 2006, at which time we set his annual base salary at $400,000. We considered this amount to be appropriate in light of the strategic importance of our O’Charley’s concept and our desire to retain a division head capable of executing our goals for this core division.

For 2007, our named executive officers base salaries are as follows: Chief Executive Officer — $625,000; O’Charley’s Concept President — $425,000; Chief Financial Officer — $395,000; Chief Human Resources Officer — $362,500; and Ninety Nine Concept President — $340,000. Base salary levels for 2007 were approved in a manner consistent with the base salary approval process described above, taking into account factors that included individual achievement, cost of living and compensation paid by our competitors.

Cash Bonuses.  Our practice is to incentivize senior management with cash bonuses based upon performance objectives. For 2006, as in previous years, we established threshold, target and superior levels of company-wide earnings per share for our senior management team. The target level of earnings per share is consistent with the budgeted level of earnings per share approved by our board of directors, which takes into account the impact of our turnaround efforts on projected earnings. A threshold level of earnings per share, established by our Compensation and Human Resources Committee, was required for any cash bonuses to be paid to senior management. In consultation with Mercer, we estimated that there was a 90% chance that at least the threshold level would be attained, a 60% chance that at least the target level would be attained and a 20% chance that the superior level would be attained.

Our chief executive officer, chief financial officer and three other most highly compensated executive officers were among our senior managers eligible for fiscal 2006 performance bonuses. The bonus payable to each such officer (as a percentage of such officer’s base salary) at threshold, target and superior levels of performance was determined as follows:

Named Executive Officer	Threshold	Target	Superior

Gregory L. Burns	45%	90%	180%
Jeffrey D. Warne	35%	70%	140%
Lawrence E. Hyatt	34%	67%	134%
Randall C. Harris	30%	60%	120%
John R. Grady	30%	60%	120%

For Messrs. Burns, Hyatt and Harris, the performance targets were based entirely on attaining specified levels of company-wide earnings per share. For Messrs. Warne and Grady, the performance targets were based 20% on attaining specified levels of company-wide earnings per share and 80% on attaining threshold, target or superior levels of concept operating income (O’Charley’s and Ninety Nine, respectively). Pursuant to the terms of his employment offer, Mr. Warne’s 2006 cash bonus was guaranteed to be at least at the threshold level pro-rated in accordance with the portion of the year he worked at the company.

In the case of our chief executive officer, the target cash bonus amount represented 90% of his base salary. For our other named executive officers, the target cash bonuses represented between 60% and 70% of base salary. Our practice is to provide our chief executive officer with a target cash bonus that comprises a larger percentage of his base salary relative to the target cash bonuses and base salaries of our other named executive officers. We believe providing our chief executive officer with such relatively greater incentives is appropriate, in light of his ability to influence our company-wide performance. We also believe, based on our consultation with Mercer, that this practice is consistent with those of many of our peer companies.

For 2006, the company exceeded the threshold level of earnings per share but did not attain the targeted level of earnings per share. Both the O’Charley’s and Ninety Nine concepts exceeded target levels of operating income. In determining bonuses for the named executive officers, the compensation and human resources committee reviewed the company’s results of operations for fiscal 2006 and believed it appropriate to take into consideration certain charges not included in the budgeted level of earnings per share approved by the board of directors related to severance payments; other costs related to management changes and other initiatives undertaken as part of the company’s turnaround efforts; asset impairment charges; gains on sales of assets; and the subjective assessment of the performance of each of the named executive officers (other than the chief executive officer) by our chief executive officer. As a result, our chief executive officer received a cash bonus of $386,719; our chief financial officer received a cash bonus of $223,456; our O’Charley’s concept president received a cash bonus of $210,509; our chief human resources officer received a cash bonus of $184,831; and our Ninety Nine concept president received a cash bonus of $192,384.

Our 2007 executive bonus plan follows our historical practice of tying payments to pre-established earnings goals. Details of the program are set forth in the summary of executive officer compensation included as Exhibit 10.49 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

Long-Term Incentive Compensation.  Historically, the primary form of long-term incentive compensation that we awarded consisted of stock options. However, beginning in 2006 the accounting treatment for stock options changed as a result of Statement of Financial Accounting Standards No. 123R, making the accounting treatment of stock options less attractive. As a result, in 2004, in anticipation of the adoption of FAS 123R, we assessed the desirability of granting shares of restricted stock to employees, including members of senior management, and concluded that restricted stock would provide an equally motivating form of long-term incentive compensation while permitting us to issue fewer shares, thereby reducing potential dilution.

As part of our shift to restricted stock awards and the impending adoption of FAS 123R, in 2005 we accelerated the vesting of certain “out-of-the money” stock option awards granted under our 1990 Employee Stock Plan and 2000 Stock Incentive Plan. As a result of the acceleration, 1,124,329 stock options with a range of exercise prices between $15.25 and $24.19 per share became exercisable on November 15, 2005. Of the 1,124,329 stock options which became exercisable as a result of our determination to accelerate vesting of these stock options, 50,700 were held by Mr. Burns and 23,040 were held by Mr. Grady, with exercise prices ranging from $15.25 to $20.42 per share. The $15.25 price was selected because it was higher than the price at which our common stock traded on the date of this acceleration. The closing price of shares of our common stock on the NASDAQ National Market was $13.96 on November 14, 2005. Under FAS No. 123R, we were required to recognize the expense associated with our outstanding unvested stock options beginning in the first quarter of fiscal year 2006. As a result of the acceleration, we reduced the pretax stock option expense that we otherwise would have been required to record in connection with the accelerated options by approximately $9.2 million over the original option vesting period, including $2.9 million in fiscal 2006.

Restricted stock awards granted prior to 2006 were commonly “performance-based.” In order for the performance-based restricted stock to be earned under those awards, we must achieve certain earnings per share growth goals within the three- to six-year performance periods covered by the awards. Based on the company’s results of operations in fiscal 2005 and fiscal 2006, none of the shares of performance-based restricted stock awarded in 2004 or 2005 vested in fiscal 2005 and fiscal 2006.

For 2006, we considered the relative merits of performance-based vesting and time-based vesting, in light of both our turnaround efforts and the accounting treatment associated with each method of vesting. We considered the difficulties associated with establishing performance-based goals during this period of transition for our company. In particular, we considered the need to incentivize our employees, including the senior management team that we have recruited, to stay with the company for a period of years, through the turnaround and transformation period called for in our business plan. We determined that, in the context of our focus on management stability, time-based vesting would provide greater incentives for our key employees to stay with us and see our turnaround efforts through to completion. Additionally, we discussed the accounting treatment of performance-based grants versus time-based grants. The accounting for restricted stock is based on the vesting schedule for the shares. If the vesting schedule is based merely on the passage of time and continued employment, the accounting treatment requires expensing from the grant date to the expected vesting date based on the number of shares expected to vest and the stock price on the date of grant. We recognize expense on a straight-line basis for the time-based awards. By contrast, if the vesting is performance-based, awards may vest over varying periods of time, or not vest at all. Because of this difference relative to time-based awards, the accounting treatment requires expensing from the grant date to the expected vesting date at the stock price at the date of grant using a graded vesting approach for those awards that the company determines are probable of vesting. Based on our general experience, determining an appropriate rate of probability of vesting for equity awards is often more difficult and subject to uncertainty than the straight-line method of expensing associated with time-based awards. This was another consideration in our analysis of the merits of time-based versus performance-based awards. Finally, as with all components of our executive compensation, we took into account Section 162(m) of the Internal Revenue Code, which generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to the company’s chief executive officer and four other most highly paid executive officers. Compensation paid to these officers in excess of $1,000,000 that does not qualify as “performance-based” under Section 162(m) cannot be claimed by the company as a tax deduction. Unlike most other awards granted under our incentive plans, taxable compensation derived from time-based restricted stock does not qualify as performance-based for purposes of Section 162(m). Thus, the time-based nature of restricted stock awards could cause total compensation for an individual executive to exceed $1,000,000 in a particular year, resulting in incremental compensation that we cannot expense for tax purposes. While we considered the tax implications of our decision to shift to time-based awards, we determined that our focus should be on implementing compensation strategies that would continue to attract outstanding executives and help us retain the team of senior managers who are executing our turnaround plan.

Based on the foregoing analysis, in 2006 and 2007, we granted time-based vesting awards to our employees, including members of our senior management. These awards were based on pre-determined guidelines with the actual number of shares to be granted under such guidelines increased or decreased by 15% depending upon the individual’s job performance. The 2006 awards vest ratably in installments over three years, beginning on the first anniversary of the grant date, subject to the employee’s continued employment with us on each annual vesting date. The 2007 awards vest ratably in installments over four years, beginning on the first anniversary of the grant date, subject to the employee’s continued employment with us on each annual vesting date. We have requested our management team to continue to review the relative merits of performance-based vesting and time-based vesting to provide the committee with proposed performance-based grants and/or vesting alternatives for fiscal 2008.

With respect to the number of shares underlying our long-term incentive awards, our practice is to determine the dollar amount of equity compensation that we want to provide, which such amount is consistent with our compensation strategy of providing target equity compensation above the norm for peer industry executives and is determined in consultation with Mercer. After determining this dollar amount, we then determine the number of underlying restricted shares to be awarded by dividing this amount by the closing price of our common stock on the date of grant. For 2006, in light of our decision to grant time-based, rather than performance-based, shares of restricted stock to our employees and after consultation with representatives of Mercer, we derived the number of shares of restricted stock underlying the grant using this methodology and then discounted the total amount of underlying shares by 20%. We believe that this reduction in the amount of underlying shares was appropriate in light of the higher likelihood of vesting of time-based awards relative to performance-based awards.

With the exception of significant promotions and new hires, we generally make restricted stock awards at the first meeting of the Compensation and Human Resources Committee each year. These grants were made on February 24, 2006, for our last fiscal year, and on February 7, 2007, for this fiscal year. This timing enables us to consider our prior year performance. The Compensation and Human Resources Committee has adopted a policy that beginning in fiscal 2008, the annual awards will be made at the first meeting of the committee to occur promptly following the public release of the company’s financial results for the prior fiscal quarter.

For 2006, restricted share awards were granted on February 24, 2006. Our closing price per share that day was $17.87. The shares underlying these grants reflect the following incentive compensation amounts, calculated based on the product of $17.87 and the total number of shares subject to the award: $968,000 for our chief executive officer; $340,000 for our chief financial officer; $312,800 for our chief human resources officer; $276,000 for our Ninety Nine concept president; and $368,000 for our O’Charley’s concept president. In the case of our chief executive officer, the incentive compensation amount represents approximately 176% of his 2006 base salary. For each other named executive officers, the incentive compensation amount represents approximately 92% of his 2006 base salary. We believe that it is appropriate, and consistent with industry practice, to provide our chief executive officer with this relatively higher proportion of long-term incentive compensation, in light of his ability to influence our long-term company-wide performance.

For 2007, restricted share awards were granted on February 7, 2007. Our closing price per share that day was $21.42. The shares underlying these grants reflect the following incentive compensation amounts, calculated based on the product of $21.42 and the total number of shares subject to the award: $968,000 for our chief executive officer; $340,400 for our chief financial officer; $312,800 for our chief human resources officer; $276,000 for our Ninety Nine concept president; and $368,000 for our O’Charley’s concept president. These amounts were generally determined with reference to 2006 base salaries, as described above, as 2007 salaries for all of the company’s executive officers, including those other than other named executive officers, had not been established at the time of grant.

Severance and Change-in-Control Benefits.  It is our experience that reasonable severance and change-in control benefits are often necessary in order to recruit and retain effective senior managers. With respect to our named executive officers, we have negotiated such benefits on a case-by-case basis, in the context of recruiting such officer or renegotiating his existing compensation.

When we agree to provide severance benefits, we try to set payment levels that reflect the fact that it may be difficult for a high-level executive to find comparable employment within a short period of time. In addition, we seek to tie such severance benefits to non-compete covenants designed to protect us from a departed executive immediately joining one of our competitors.

In furtherance of the foregoing objectives, upon their joining the company, we entered into non-compete/severance letter agreements with Messrs. Hyatt and Harris. Under these agreements, and in partial consideration for their agreement to refrain from competing with the company during the term of their employment and for a period of 12 months following the termination of their employment, we have agreed to make certain severance payments to Messrs. Hyatt and Harris in the event that his employment is terminated without “cause” or if either terminates his employment with “good reason” (as such terms are defined in the non-compete/severance letter agreements). If such a termination occurs, Mr. Hyatt or Mr. Harris, as applicable, will be entitled to salary continuation for a period of 12 months, payment of the target bonus amount for the fiscal year in which the termination occurs and, subject to limitations, continuation of employee benefits for a period of 12 months.

With respect to potential changes in control of the company, we believe that it is important to align our senior managers’ financial interests with those of our shareholders. We seek to reduce the reluctance that our senior-most executives might have in pursuing change-in-control transactions that would benefit our shareholders, but possibly result in job loss for them following such a transaction. To this end, we have entered into severance compensation agreements with each of Messrs. Burns, Hyatt, Harris, Warne and Grady that address the possibility of job loss after a change in control. Each such agreement terminates upon the earliest of (i) three years from the date of the agreement if no change in control (as such term is defined in the severance agreements) has occurred in the case of Messrs. Burns, Hyatt, Harris and Warne, and one year from the date of the agreement if no change in control has occurred in the case of Mr. Grady, (ii) termination of the executive’s employment as a result of death, disability, retirement or cause, or by the executive other than for good reason (as such term is defined in the severance agreements), and (iii) 24 months from the date of a change in control, in the case of Mr. Burns, and 18 months from the date of a change in control, in the case of Messrs. Hyatt, Harris, Warne and Grady. Upon a change in control, the executive is entitled to a lump sum payment if he is terminated within 24 months, in the case of Mr. Burns, and 18 months, in the case of Messrs. Hyatt, Harris, Warne and Grady, of such change in control other than for cause, disability, or retirement, as such terms are defined in the severance agreements. The executive is also entitled to such lump sum payment, if, following a change of control, he terminates employment with the company for good reason, as defined in the severance agreements. In the event of such termination, Mr. Burns’ agreement provides that the company shall pay to him as severance pay in a lump sum, in cash, an amount equal to the sum of (i) three times the average of the aggregate annual salary paid to him by the company during the three calendar years preceding the change in control and (ii) three times the highest bonus compensation paid to him for any of the three calendar years preceding the change in control. The agreements for each of Messrs. Hyatt, Harris, Warne and Grady provide that the company shall pay to him as severance pay in a lump sum, in cash, an amount equal to the sum of (i) 150% of the average of the aggregate annual salary paid to him by the company during the three calendar years preceding the change in control and (ii) 150% of the highest bonus compensation paid to him for any of the three calendar years preceding the change in control. In no event, however, shall the lump sum severance payment, either alone or together with other payments that the executive has the right to receive from the company, exceed an amount which would be deemed to be a “parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended.

Retirement Plans.  We maintain a 401(k) salary reduction and profit-sharing plan, pursuant to which team members can make contributions up to 60% of their annual compensation. The company contributes annually to the 401(k) plan an amount equal to 50% of team member contributions, subject to certain limitations. Additional contributions are made at the discretion of the company’s board of directors. Company contributions vest at the rate of 25% each year beginning after the team member’s initial year of employment. Members of senior management do not participate in our 401(k) salary reduction and profit-sharing plan.

We maintain a nonqualified deferred compensation plan for certain members of our senior management to provide supplemental retirement income benefits through deferrals of salary and bonuses. Participants in this plan can contribute, on a pre-tax basis, up to 50% of their base pay and 100% of their bonuses. The Company contributes quarterly to this plan an amount equal to a matching formula of each participant’s deferrals. Additional details regarding this supplemental retirement plan are provided in the table entitled “Nonqualified Deferred Compensation.”

Perquisites and Other Benefits.  We annually review the perquisites that members of our senior management receive. We do not provide such perquisites as social club memberships or financial planning services. Prior to 2006, the primary perquisite for our senior executives consisted of personal use of our corporate jet. The compensation and human resources committee allocated a fixed number of flight hours per year to senior executives for such use, the utilization of which resulted in taxable income to such individuals. In 2006, however, we re-evaluated this policy in light of the overall corporate governance and executive compensation landscape. We decided to discontinue this policy of allotting flight hours for personal use. In its place we adopted a policy that requires any use of our corporate jet, including personal use, to be approved by our chief compliance officer (or, in his absence, another designated corporate officer). Any executives who use the corporate jet for personal purposes must reimburse the company for the value of such travel. The dollar amount of reimbursement is based on the incremental cost to the company of such personal use. Incremental cost consists of the incremental accountable, out-of-pocket cost to the company of such personal use, including such items as incremental fuel costs, airport fees, costs incurred by pilots resulting from such personal use and “dead head” miles, but does not include any fixed costs that are incurred by us in maintaining a company aircraft, such as pilot salaries, maintenance or depreciation, or insurance. With respect to Mr. Harris, based on a previous understanding with him made in connection with his joining us in 2005, we will continue to allow his use of our corporate jet for visits to one of his college-aged children. Such exception will be discontinued upon his child’s college graduation. As reflected in the Summary Compensation Table, the total cost to us related to personal use of our corporate jet by our named executives officers in 2006 was $12,976, related to personal use by Mr. Harris.

In connection with our acquisition of our Ninety-Nine restaurants in 2003, we agreed to make certain payments, totaling $1.0 million, to key employees of Ninety-Nine, including Mr. Grady, who continued to be employed with us through January 2007. For 2006, we made payments totaling $81,200 to Mr. Grady under such agreement in January of 2007. This was the last such payment in connection with the acquisition.

Senior management also participates in our other broad-based benefit programs available to our salaried employees including health, dental and life insurance programs.

Compensation Approval Process.  The company’s executive compensation program is administered by the compensation and human resources committee, which is composed of four non-employee directors of the company. The compensation and human resources committee is responsible for overseeing the company’s overall compensation structure, policies and programs and approves compensation actions involving the senior management of the company, including the named executive officers, and establishes all compensation for the chief executive officer. The committee also approves long-term incentive awards for the named executive officers and for other key employees, and reviews and administers the cash and equity incentive compensation and other compensation plans of the company. Committee members have direct access to independent compensation consultants and outside survey data. The committee reports to the board of directors on its activities.

Generally, on its own initiative, the compensation and human resources committee reviews the performance and compensation of the chief executive officer and, following discussions with him and, where it deems appropriate, other advisors, establishes his compensation level. For the remaining named executive officers, the chief executive and chief human resources officers make recommendations to the compensation and human resources committee. With respect to awards on long-term incentive compensation, the compensation and human resources committee grants restricted stock, generally based upon the recommendation of the chief executive officer and chief human resources officer.

Summary Compensation Table

The following table sets forth certain summary information for the year ending December 31, 2006, with respect to the compensation awarded to, earned by, or paid to our named executive officers.

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and	Year	($)	($)	($)	($)	($)	($)	($)	($)
Principal Position(a)	(b)	(c)	(d)	(e)(1)	(f)(2)	(g)(3)	(h)	(i)(4)	(j)

Gregory L. Burns	2006	550,000	—	397,009	30,308	386,719	—	56,178	1,420,214
Chairman of the Board & Chief Executive Officer
Lawrence E. Hyatt	2006	370,000	—	158,411	—	223,456	—	31,954	783,821
Chief Financial Officer, Secretary & Treasurer
Randall C. Harris	2006	340,000	—	174,910	—	184,831	—	39,421	739,162
Chief Human Resources Officer
Jeffrey D. Warne	2006	346,154	—	191,150	—	210,509	—	170,151	917,964
Concept President — O’Charley’s
John R. Grady	2006	300,000	81,200 (5)	71,986	—	192,384	—	40,534	686,104
Concept President — Ninety Nine Restaurant and Pub

(1)	The amounts in column (e) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123R for restricted stock awards pursuant to our 2000 Stock Incentive Plan and thus may include amounts from awards granted prior to 2006. Assumptions used in the calculation of these amounts are included in footnotes (1) and (4) to the company’s audited financial statements for the fiscal year ended December 31, 2006, which are included in the company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2007.

(2)	The amounts in column (f) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123R of stock option awards pursuant to our 2000 Stock Incentive Plan and thus include amounts from awards granted prior to 2006. Restricted stock awards to our named executive officers for 2006, and the value of such awards as calculated pursuant to FAS 123R, can be found below under the table entitled Grants of Plan Based Awards at Year End. Assumptions used in the calculation of these amounts are included in footnotes (1) and (4) to the company’s audited financial statements for the fiscal year ended December 31, 2006, which are included in the company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2007.

(3)	The amounts in column (g) reflect the cash bonuses paid to the named individuals under the bonus plan described under the heading “Compensation Discussion and Analysis — Cash Bonuses”.

(4)	Amounts shown in column (i) include for each named executive officer:

				Deferred
		Personal Use of		Compensation
	Car	Corporate	Relocation	Matching	Group Term Life	Disability
	Allowance	Airplane	Payment	Contributions	Premiums	Premiums
Name	($)	($)(i)	($)	($)	($)	($)

Gregory L. Burns	24,960	—	—	28,850	1,279	1,089
Lawrence E. Hyatt	24,960	—	—	—	879	6,115
Randall C. Harris	25,000	12,976	—	—	1,445	—
Jeffrey D. Warne	21,635	—	131,496	16,532	488	—
John R. Grady	25,012	—	—	15,522	—	—

(i)	Calculated based on the direct variable operating costs to the company of the personal use of the company plane by the executive which takes into account: (1) fuel; (2) landing and parking fees; and (3) maintenance.

(5)	Paid to Mr. Grady pursuant to the company’s agreement to make payments to certain key employees of Ninety Nine Restaurants who continue to be employed with the company following the acquisition of Ninety Nine Restaurants. This payment represents the last payment under this agreement.

Grants of Plan Based Awards

The following table summarizes grants of plan-based awards made to our named executive officers in 2006.

									All Other
								All Other	Option		Grant
								Stock Awards:	Awards:	Exercise	Date
		Estimated Future Payouts			Estimated Future Payouts			Number of	Number of	or Base	Fair Value
		Under Non-Equity Incentive			Under Equity Incentive Plan			Shares of	Securities	Price of	of Stock
		Plan Awards			Awards			Stock or	Underlying	Option	and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)
(a)	(b)	(c)(1)	(d)	(e)	(f)	(g)	(h)	(i)(2)	(j)	(k)	(l)(3)

Gregory L. Burns	2/24/2006	247,500	495,000	990,000	—	—	—	54,169	—	—	968,000

Lawrence E. Hyatt	2/24/2006	123,950	247,900	495,800	—	—	—	19,049	—	—	340,000

Randall C. Harris	2/24/2006	102,000	204,000	408,000	—	—	—	17,504	—	—	312,800

Jeffrey D. Warne	2/13/2006	121,154	242,308	484,616	—	—	—	20,000	—	—	351,600

	2/24/2006				—	—	—	20,593	—	—	368,000

John R. Grady	2/24/2006	90,000	180,000	360,000	—	—	—	15,445	—	—	276,000

(1)	The amounts shown in columns (c), (d) and (e) reflect the target, threshold and superior bonus levels that could have been earned under the company’s cash bonus plan for fiscal year 2006. The plan is described under “Compensation Discussion and Analysis — Cash Bonuses” and actual amounts awarded under the plan are set forth in column (g) of the Summary Compensation Table.

(2)	The amounts shown in column (i) represent shares of restricted stock granted as long-term incentive compensation.

(3)	The amounts shown in column (l) represent the grant date fair value of the restricted stock awards computed in accordance with SFAS 123R.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the number of outstanding equity awards held by each of our named executive officers as of December 31, 2006.

	Option Awards					Stock Awards
										Equity
									Equity	Incentive
									Incentive Plan	Plan
			Equity						Awards:	Awards:
			Incentive Plan						Number of	Market or
			Awards:					Market	Unearned	Payout Value
	Number of	Number of	Number of			Number of		Value of	Shares,	of Unearned
	Securities	Securities	Securities			Shares or		Shares or	Units	Shares, Units
	Underlying	Underlying	Underlying			Units of		Units of	or Other	or Other
	Unexercised	Unexercised	Unexercised	Option		Stock That		Stock That	Rights That	Rights That
	Options	Options	Unearned	Exercise	Option	Have Not		Have Not	Have Not	Have Not
	(#)	(#)	Options	Price	Expiration	Vested		Vested	Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)		($)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)	(i)	(j)

Gregory L. Burns	74,437	—	563 (1)	12.08	2/19/2008	—		—	—	—

	40,000	—	—	15.25	2/18/2009	—		—	—	—

	20,160	—	9,840 (2)	11.88	2/15/2010	—		—	—	—

	79,200	—	—	21.19	2/19/2013	—		—	—	—

	—	—	—	—	—	39,600	(3)	842,688	—	—

	—	—	—	—	—	—		—	44,295 (4)	942,598

	—	—	—	—	—	—		—	55,861 (5)	1,188,722

	—	—	—	—	—	54,169	(6)	1,152,716	—	—

Lawrence E. Hyatt	—	—	—	—	—	—		—	20,000 (7)	425,600

	—	—	—	—	—	2,040	(8)	43,411	—	—

	—	—	—	—	—	1,700	(8)	36,176	—	—

	—	—	—	—	—	19,049	(6)	405,363	—	—

Randall C. Harris	—	—	—	—	—	13,334	(9)	283,748	—	—

	—	—	—	—	—	17,504	(6)	372,485	—	—

Jeffrey D. Warne	—	—	—	—	—	20,593	(6)	438,219	—	—

	—	—	—	—	—	20,000	(10)	425,600	—	—

John R. Grady	24,000	—	—	20.42	1/27/2013	—		—	—	—

	—	—	—	—	—	—		—	9,613 (5)	204,565

	—	—	—	—	—	15,445	(6)	328,670	—	—

(1)	These unvested options will vest at the end of the 2007 fiscal year.

(2)	These unvested options, granted February 15, 2000, vest at a minimum rate of 2% per year up to a maximum rate of 25% per year if certain performance goals are met by the company. Any unvested options will vest on the tenth anniversary of the grant date.

(3)	These unvested shares of restricted stock will vest in full on February 19, 2009; however, vesting may be accelerated if certain performance goals are met by the company.

(4)	These unvested shares of restricted stock, granted May 12, 2004, vest over four years on each anniversary of the date of grant if certain earnings per share targets are met.

(5)	These unvested shares of restricted stock, granted January 21, 2005, vest over three years on each anniversary of the date of grant if certain earnings per share targets are met.

(6)	One-third of these shares of restricted stock vested February 24, 2007 and the remaining two-thirds will vest ratably in two equal installments on February 24, 2008 and February 24, 2009.

(7)	These unvested shares of restricted stock, granted November 15, 2004, vest over three years on each anniversary of the date of grant if certain earnings per share targets are met.

(8)	These unvested shares of restricted stock will vest on November 15, 2007.

(9)	These unvested shares of restricted stock will vest ratably in two equal installments on October 3, 2007 and October 3, 2008.

(10)	One-third of these shares of restricted stock vested February 13, 2007 and the remaining two-thirds will vest ratably in two equal installments on February 13, 2008 and February 13, 2009.

Option Exercises and Stock Vested

The following table summarizes the number of options exercised and the vesting of restricted stock awards and the value realized by our named executive officers as a result of such event during 2006.

	Option Awards		Stock Awards
	Number of		Number
	Shares		of Shares	Value
	Acquired	Value Realized	Acquired	Realized on
	on Exercise	on Exercise	on Vesting	Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)

Gregory L. Burns	—	—	—	—
Lawrence E. Hyatt	—	—	3,630	79,025
Randall C. Harris	—	—	6,666	128,587
Jeffrey D. Warne	—	—	—	—
John R. Grady	—	—	—	—

Non-Qualified Deferred Compensation

The following table summarizes non-qualified deferred compensation to be earned by our named executive officers in 2006.

Aggregate
	Executive	Registrant	Aggregate	Aggregate	Balance
	Contributions in	Contributions in	Earnings in Last	Withdrawals/	at Last
	Last FY	Last FY	FY	Distributions	FYE
Name	($)	($)	($)	($)	($)
(a)	(b)(1)	(c)	(d)	(e)	(f)(2)

Gregory L. Burns	57,701	28,850	126,430	—	1,122,138
Lawrence E. Hyatt	—	—	—	—	—
Randall C. Harris	—	—	—	—	—
Jeffrey D. Warne	54,561	16,532	2,403	—	72,678
John R. Grady	51,739	15,522	14,115	—	239,719

(1)	Company matching contributions equal 50% of executive contributions up to 6% of eligible compensation.

(2)	Aggregate balance at fiscal year-end includes deferrals and company contributions related to 2006 cash bonuses paid in early 2007.

Compensation Committee Interlocks

During fiscal year 2006, the compensation and human resources committee of the board of directors was composed of Messrs. Reiss, Spiva and Tidwell and Ms. Zeitlin. None of these persons has at any time been an officer or employee of the company or any of its subsidiaries. In addition, there are no relationships among the company’s executive officers, members of the compensation and human resources committee or entities whose executives serve on the board of directors or the compensation and human resources committee that require disclosure under applicable Securities and Exchange Commission regulations.

Compensation and Human Resources Committee Report

The compensation and human resources committee of the company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussion, the compensation and human resources committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Richard Reiss, Jr.	G. Nicholas Spiva	H. Steve Tidwell	Shirley A. Zeitlin

PROPOSAL 2: PROPOSAL TO APPROVE THE ADOPTION OF
THE O’CHARLEY’S INC. EXECUTIVE INCENTIVE PLAN

The board of directors is proposing that the shareholders approve the O’Charley’s Inc. Executive Incentive Plan (the “plan”). A copy of the plan is attached as Exhibit A to this proxy statement.

The plan is being submitted for shareholder approval to avoid the tax deduction limitations imposed by Section 162(m) of the Internal Revenue Code. The deduction limit does not apply to compensation paid under a plan that meets certain requirements for “performance-based compensation.” To qualify for this exception: (i) the compensation must be payable as a result of the attainment of one or more pre-established objective performance goals; (ii) the performance goals must be established by a compensation committee composed solely of two or more outside directors; (iii) the material terms of the compensation and the performance goals must be disclosed to and approved by shareholders before payment; and (iv) the compensation committee must certify in writing that the performance goals have been satisfied before payment.

The purpose of the plan is to advance the interests the company and its shareholders by providing incentives in the form of cash bonus awards to certain officers of the company and its subsidiaries. The plan is intended to enable the company to attract and retain appropriate executive talent and to motivate such officers to manage and grow the company’s business and to attain the performance goals articulated under the plan. Under the plan, the company each year establishes performance targets for eligible participants, as well as the amounts (expressed as a percentage of such participants’ base salary) that the participants will receive if such targets are attained. The compensation and human resources committee is responsible for administering all aspects of the plan, including the establishment of applicable performance targets. Other material features of the plan are discussed below.

If the plan is approved by the shareholders of the company, the plan will become effective at such time as the compensation and human resources committee determines. The board of directors believes that it is in the best interest of the company and its shareholders to approve the plan. The plan will be approved if the number of shares of common stock voted in favor of the plan exceeds the number of shares of common stock voted against it.

The board of directors recommends that you vote FOR the approval of the adoption of the O’Charley’s Inc. Executive Incentive Plan.

Description of the plan

The following is a more detailed description of the plan. A further explanation of the plan is presented in “question and answer” format immediately following this description.

General

The plan provides the framework for paying annual cash bonuses to certain employees of the company. It does not involve grants of equity interests (e.g., stock options, restricted stock, stock appreciation rights, warrants, etc.). Grants of equity interests are governed by the O’Charley’s 2000 Stock Incentive Plan, which was approved by shareholders in May of 2000.

The plan does not set out the target levels or formulas for determining any employee’s cash bonus. Rather, the plan addresses the potential measurements from which such target levels or formulas may be determined, the rules regarding the administration of the plan and various more general matters. The actual target levels and formulas will be established annually by the compensation and human resources committee of the board of directors (the “committee”).

Purpose

The purpose of the plan is to enable the company to attract and retain appropriate executive talent and to motivate such officers to manage and grow the company’s business by linking part of their annual cash compensation to the achievement of certain objective targets.

Administration

The committee will be responsible for administering all aspects of the plan, including:

•	selecting eligible participants and generally determining eligibility to receive cash awards under the plan;

•	determining the size and terms of awards, subject to certain limitations;

•	modifying awards and determining the timing for measuring and paying awards;

•	establishing performance objectives and determining whether such performance objectives are attained;

•	interpreting the plan; and

•	establishing, amending and rescinding any rules and regulations relating to the plan.

The committee may delegate some or all of these responsibilities to the company’s chief executive officer or another executive officer of the company in its discretion; provided that the committee may not delegate its power and authority with regard to the plan insofar as it applies to “covered employees” under Section 162(m)

(i.e., the chief executive officer and the next four most highly compensated employees of the company). These individuals are referred to under the plan as “covered officers.”

Awards

Within the first 90 days of each fiscal year the committee will establish (i) objective performance targets for the company and each appropriate subsidiary or division for that fiscal year, and (ii) the formula for determining the cash bonus which each plan participant will receive if such participant fails to achieve, achieves or exceeds, as the case may be, the performance targets for the fiscal year.

Awards to covered officers will be based solely upon the attainment of performance targets related to one or more performance goals selected by the committee from among the goals specified below, which may relate to the company, a subsidiary, operating unit or division:

•	earnings before interest, taxes, depreciation and/or amortization;

•	operating income or profit;

•	operating efficiencies;

•	return on equity, assets, capital, capital employed, or investment;

•	after tax operating income;

•	financial ratios, including those measuring liquidity, activity, profitability or leverage;

•	net earnings;

•	cash flow(s);

•	guest counts, average check per customer and same restaurant sales;

•	stock price or total shareholder return;

•	guest satisfaction;

•	employee satisfaction or engagement;

•	strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals, and goals relating to acquisitions or divestitures; and/or

•	any combination of the above.

Each goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on: internal targets; the past performance of the company or any subsidiary, operating unit or division of the company; the past or current performance of other companies, groups of companies, and/or market or economic indices; and in the case of earnings-based measures, may use or employ comparisons relating to capital, shareholders’ equity and/or shares of common stock outstanding, or to assets or net assets.

Maximum award

The maximum annual amount of an award is $3,000,000.

Payment

The committee has the discretion to determine the timing of payments under the plan, but all awards earned during a taxable year must be paid within two months and 15 days following the end of such taxable year.

Amendments and termination of plan and awards

The committee may amend, alter or discontinue any aspect of the plan at its discretion, including in a manner that may increase costs to the company or alter the allocation of plan payouts as between plan participants.

In addition, the committee, in its sole discretion, may, at any time up until an award is actually paid to an individual, reduce any award otherwise payable to such individual, and/or retroactively reverse or repeal the eligibility of the individual to receive an award.

Choice of law

The plan is governed by Tennessee law.

Term of the plan

The plan will go into effect on the date of its adoption by the committee. The plan will remain in place indefinitely, although pursuant to Section 162(m) it must be re-approved by shareholders every five years.

Answers to particular questions regarding the plan

Management level employees of the company typically have received annual cash bonuses. What is different about the plan?

Nothing. The plan merely puts into a written document precisely what the company has been doing for many years; namely, linking pay with performance by awarding cash bonuses to certain employees based on the achievement by the company and/or its operating units of certain performance targets which are established each year. We do not currently anticipate that amounts paid under the plan in the foreseeable future will be materially different than amounts paid historically.

If nothing has changed, why does the company need the plan at all?

The substantive reason for the plan (and asking shareholders to approve it) is to allow the company to deduct amounts over $1,000,000 (if any) that it pays to certain company employees as an expense in calculating the company’s Federal income taxes pursuant to Section 162(m) of the Internal Revenue Code; i.e., to lower the company’s taxes. In addition, having a written document which clearly defines certain “ground rules” for determining bonuses is good corporate practice.

What is Section 162(m) of the Internal Revenue Code?

Generally speaking, Section 162(m) limits the ability of a company to deduct compensation in excess of $1,000,000 paid to named executive officers of public companies (i.e., the CEO and the next four highest paid individuals). Compensation that is “performance-based” is excluded from this calculation and does not count against this $1,000,000 threshold.

Stock options and stock appreciation rights which are issued at market price at the time of grant are considered to be “performance based” and are therefore excluded from the relevant calculation. On the other hand, cash bonuses and restricted stock awards are only considered to be “performance-based” when they are (i) paid pursuant to a plan that has been approved by the company’s shareholders (and re-approved every five years), and (ii) based on objective measures established at the outset of the relevant period by a board or committee consisting solely of “outside” directors. It is the first of these criteria that the company is now trying to satisfy. The company has typically satisfied the second criteria with respect to its cash bonus plan.

What happens if the plan is not approved by the shareholders?

The only thing that will happen is that the company may lose the ability to deduct amounts over $1,000,000 (if any) that it pays to certain company employees as an expense in calculating its Federal income taxes. This would increase the taxes the company pays and reduce earnings per share.

We believe that at least a part of a management-level employee’s annual cash compensation should be tied to achieving measurable results, and that a cash incentive plan is needed to attract and retain highly qualified management personnel. Therefore, even if the plan is not approved, the company will continue to establish performance targets for its management-level employees and pay them a cash bonus as part of their annual compensation if those targets are achieved.

Do all employees participate in the plan?

No. Although the committee has the discretion to include or exclude employees from the plan, the plan only applies to officers of the company and its operating units, although the company does award performance based cash awards to many of its employees, including restaurant level management.

The plan contemplates a maximum award of $3,000,000 to any covered officer. Does the company plan on awarding this much money to anyone?

Not in the foreseeable future. Pursuant to the Internal Revenue Code, the plan has to specify a maximum limit, and $3,000,000 was chosen as a maximum payout because it represents a level that the company reasonably believes, based on current facts and circumstances, will not be realized in practice. It is possible that in order to satisfy Section 162(m) the committee may establish targets that, if met, would grant a covered officer the ability to earn an award of $3,000,000, but the committee may then exercise its “negative discretion” to substantially scale back the award to amounts more in line with historical practice.

All of that said, because awards are typically based on an individual’s base salary as well as company performance, it is possible that awards under the plan could one day approach the maximum limit of $3,000,000, and you should vote on the plan assuming that a $3,000,000 maximum award is possible.

Application of the plan

The 2007 awards under the plan are not determinable currently. The bonus awards which were paid in January 2007 to each of the following individuals and groups in respect of fiscal year 2006 are set forth below.

PLAN BENEFITS UNDER THE O’CHARLEY’S INC. EXECUTIVE INCENTIVE PLAN

Dollar Value
Name and Position	($)

Gregory L. Burns	$386,719
Chairman of the Board & Chief Executive Officer
Lawrence E. Hyatt	223,456
Chief Financial Officer, Secretary & Treasurer
Randall C. Harris	184,831
Chief Human Resources Officer
Jeffrey D. Warne	210,509
Concept President — O’Charley’s
John R. Grady	192,384
Concept President — Ninety Nine Restaurant and Pub
All current executive officers as a group (8 persons)	1,403,556
All current directors who are not executive officers as a group	—
All employees who are not executive officers as a group	—

PROPOSAL 3: RATIFICATION OF KPMG LLP AS INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2007

Shareholder ratification of the selection of KPMG LLP is not required by our bylaws or otherwise. However, we are submitting the selection of KPMG LLP to our shareholders for ratification. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the shareholders ratify the selection, the Audit Committee, in its discretion, may direct the appointment of a different independent firm at any time during the year if it determines that such a change would be in the best interests of O’Charley’s Inc. and its shareholders.

The board of directors recommends that you vote FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2007.

PROPOSAL 4: SHAREHOLDER PROPOSAL

Below is a shareholder proposal that we received from the Comptroller of the City of New York, William C. Thompson (the “Comptroller”), whose address is 1 Centre Street, Room 736, New York, N.Y., 10007-2341. The Comptroller is the custodian and a trustee of the New York City Employees’ Retirement System, the New York City Teachers’ Retirement System, the New York City Police Pension Fund and the New York City Fire Department Pension Fund, and is the custodian of the New York City Board of Education Retirement System (the “New York City Retirement Systems”). Collectively, the New York City Retirement Systems own 66,612 shares of our common stock. The proposal below and supporting statement are taken verbatim from the submission we received from the Comptroller.

Resolution proposed by shareholder

BE IT RESOLVED, that the stockholders of O’Charley’s Inc. request that the Board of Directors take the necessary steps to declassify the Board of Directors and establish annual elections of directors, whereby directors would be elected annually and not by classes. This policy would take effect immediately, and be applicable to the re-election of any incumbent director whose term, under the current classified system, subsequently expires.

Supporting statement of proponent

We believe that the ability to elect directors is the single most important use of the shareholder franchise. Accordingly, directors should be accountable to shareholders on an annual basis. The election of directors by classes, for three-year terms, in our opinion, minimizes accountability and precludes the full exercise of the rights of shareholders to approve or disapprove annually the performance of a director or directors.

In addition, since only one-third of the Board of Directors is elected annually, we believe that classified boards could frustrate, to the detriment of long-term shareholder interest, the efforts of a bidder to acquire control or a challenger to engage successfully in a proxy contest.

We urge your support for the proposal to repeal the classified board and establish that all directors be elected annually.

Board of directors’ recommendation

The company’s board of directors recommends that you vote AGAINST this proposal. The board of directors believes that this proposal would be harmful to O’Charley’s and our shareholders and opposes the proposal for the reasons discussed below.

Our board of directors and nominating and corporate governance committee are committed to using best corporate governance practices. Our nominating and corporate governance committee, which consists entirely of independent directors, reviewed our current classified board structure this past fall prior to the receipt of this shareholder proposal. The nominating and corporate governance committee determined at that time that a classified board structure continued to be in the best interests of the company and our shareholders and reported this conclusion to our board of directors. In light of this shareholder proposal, the nominating and corporate governance committee and our board of directors have reconsidered this issue and carefully considered this proposal and the arguments for and against a classified board. Following such review, our board of directors has determined that the company’s classified board structure continues to be in the best interests of the company and our shareholders for the following reasons:

Protection Against Unfair and Abusive Tactics.  A classified board is designed to prevent a third party from quickly taking control of the company’s business and assets without paying fair value for such control. If a corporation has a classified board and a hostile bidder stages and wins a proxy contest at the corporation’s annual meeting, the bidder can only replace those existing directors whose class is up for election. To obtain control of the board, the bidder must win a second proxy contest at the next annual meeting. By preventing an immediate change in control of our board of directors, the classified board structure encourages potential acquirers to deal directly with the board if they are interested in acquiring the company and therefore enhances the ability of our board of directors to act in the best interests of our shareholders.

Additionally, a classified board can insulate directors from pressure to take actions not in the long-term interest of the company’s shareholders. Hedge funds and other activist investors can use the threat of a proxy fight to pressure boards to take actions that produce short-term gains for some shareholders at the expense of strategies aimed at achieving meaningful intermediate and long-term value for all shareholders. Classified board structures can be an effective means of protecting shareholder interests by insulating the board as a whole from abusive tactics and artificial pressures, and to permit the board the opportunity to make reasonable business judgments in regard to preserving and enhancing shareholder value out of the context of a hostile takeover or sale environment.

Stability and Continuity.  The three-year staggered terms of our board of directors are designed to provide stability, enhance long-term planning and ensure that a majority of our directors at any given time have prior experience as directors of O’Charley’s. The classified board structure ensures that our board of directors retains continuity of knowledge of our business and business strategy. Directors who have experience with O’Charley’s and knowledge about our business and affairs are a valuable resource and are better positioned to make fundamental decisions that benefit our shareholders.

Also, a classified board allows the company to pursue candidates for our board of directors that are willing to make long-term commitments of their time and energy. In particular, as we pursue our turnaround and transformation efforts, the presence of experienced, knowledgeable and committed directors is needed to provide the oversight and direction necessary to meet our goals.

Accountability to Shareholders.  Every director of O’Charley’s is required to uphold his or her fiduciary duties to the company and our shareholders regardless of how often he or she stands for election. Our directors continue to be accountable to the company and our shareholders under our classified board structure.

Effect of Proposal.  Approval of the proposal requires the vote of a majority of the outstanding shares of our common stock present and entitled to vote at the annual meeting. Adoption of this proposal would not automatically result in the elimination of our classified board structure. A formal amendment repealing the classified board provisions of our restated charter would need to be submitted to our shareholders, and it would require approval of the holders of at least two thirds of the outstanding shares of our common stock.

The board of directors recommends that you vote AGAINST this proposal. Proxies will be voted AGAINST the proposal unless you vote in favor of it.

AUDIT COMMITTEE REPORT

The audit committee of the board of directors is composed of three directors who are independent directors as defined under the applicable rules of the Securities and Exchange Commission and the listing standards of the Nasdaq Marketplace Rule 4200(a)(15). Currently, the members of the audit committee are Dale W. Polley, William F. Andrews and John E. Stokely.

The audit committee operates under a written charter adopted by the board of directors, a copy of which is available on the “Investor Relations” section of the company’s website at www.ocharleysinc.com. The audit committee reviews the company’s financial reporting process on behalf of the board of directors. Management has primary responsibility for the company’s financial statements and financial reporting process, including assessing the effectiveness of the company’s internal control over financial reporting. The company’s independent registered public accounting firm is responsible for planning and carrying out annual audits and quarterly reviews of the company’s financial statements in accordance with standards established by the Public Company Accounting Oversight Board, expressing an opinion on the conformity of the company’s audited financial statements with U.S. generally accepted accounting principles, evaluating and reporting on the fairness of management’s assessment of the company’s internal control over financial reporting and auditing and reporting on the effectiveness of the company’s internal control over financial reporting.

The audit committee discussed with the independent registered public accounting firm the overall scope and plans for their audits. The audit committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of the company’s internal control over financial reporting and the overall quality of the company’s financial reporting. Specifically, the audit committee has reviewed and discussed with management and the auditor the audited financial statements. The audit committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended. In addition, the audit committee has received from the independent registered public accounting firm the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and has discussed with the independent registered public accounting firm its independence from the company and management. The audit committee has considered whether the independent registered public accounting firm’s provision of any non-audit services to the company is compatible with the independent registered public accounting firm’s independence.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors, and the board has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission.

Dale W. Polley (Chair)	William F. Andrews	John E. Stokely

The foregoing report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference the proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the board of directors of the company has selected KPMG LLP to serve as the independent registered public accounting firm for the current fiscal year. Such firm has served as the company’s independent registered public accounting firm since August 1991. Representatives of KPMG LLP are expected to be present at the annual meeting and will be given the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

Fees Billed to the Company by KPMG LLP During 2006 and 2005

On behalf of the company, the audit committee retained KPMG LLP to audit the company’s consolidated financial statements and its internal control over financial reporting for 2006 and to attest to management’s report on internal control over financial reporting. In connection with the audit of the company’s consolidated financial statements for fiscal 2006, the audit committee entered into an engagement letter with KPMG LLP which set forth the terms by which KPMG LLP performed its audit services. That agreement is subject to alternative dispute resolution procedures, which the company has agreed are the sole methodologies for the resolution of any disputes, and contains an exclusion of punitive damages.

Audit Fees.  Audit fees include fees paid by the company to KPMG LLP in connection with its annual audit of the company’s consolidated financial statements and internal control over financial reporting, review of the company’s interim financial statements and attestation of management’s report on internal control over financial reporting. Audit fees also include fees for services performed by KPMG LLP that are closely related to the audit and in many cases could only be provided by the company’s independent registered public accounting firm. Such services include comfort letters and consents related to registration statements filed with the Securities and Exchange Commission and other capital-raising activities. The aggregate fees billed to the company by KPMG LLP for audit services rendered to the company and its subsidiaries for the years ended December 31, 2006 and December 25, 2005 were $454,800 and $500,000, respectively.

Audit Related Fees.  Audit related services include due diligence and audit services related to mergers and acquisitions, accounting consultations, employee benefit plan audits and certain attest services. KPMG LLP did not bill the company any fees for audit related services rendered to the company and its subsidiaries for the years ended December 31, 2006 and December 25, 2005.

Tax Fees.  Tax fees include corporate tax compliance and counsel and advisory services. The aggregate fees billed to the company by KPMG LLP for the tax related services rendered to the company and its subsidiaries for the years ended December 31, 2006 and December 25, 2005 were $201,665 and $82,615, respectively.

All Other Fees.  KPMG LLP did not bill any other fees to the company for the fiscal years ended December 31, 2006 and December 25, 2005.

The audit committee considered these fees and concluded that the performance of these services was consistent with KPMG LLP’s independence.

The audit committee also has adopted a formal policy concerning approval of audit and non-audit services to be provided by the independent registered public accounting firm to the company. The policy requires that all services that KPMG LLP, the company’s independent auditor, may provide to the company, including audit services and permitted audit-related and non-audit services, be pre-approved by the audit committee. The audit committee approved all audit and non-audit services provided by KPMG LLP during the year ended December 31, 2006.

PROPOSALS OF SHAREHOLDERS

Shareholders intending to submit proposals for presentation at the next annual meeting of the shareholders of the company and inclusion in the proxy statement and form of proxy for such meeting should forward such proposals to Lawrence E. Hyatt, Secretary, O’Charley’s Inc., 3038 Sidco Drive, Nashville, Tennessee 37204. Proposals must be in writing and must be received by the company prior to December 21, 2007. Proposals should be sent to the company by certified mail, return receipt requested.

In addition, the company’s bylaws contain an advance notice provision that provides that for a shareholder proposal to be brought before and considered at the next annual meeting of shareholders, such shareholder must provide notice thereof to the secretary of the company no later than December 21, 2007 and the proposal and the shareholder must comply with Regulation 14A under the Securities Exchange Act. In the event that a shareholder proposal intended to be presented for action at the next annual meeting is not received prior to December 21, 2007, then the persons designated as proxies in the proxies solicited by the board of directors in connection with the annual meeting will be permitted to use their discretionary voting authority with respect to the proposal, whether or not the proposal is discussed in the proxy statement for the annual meeting.

PROXY SOLICITATION COSTS

The enclosed form of proxy is solicited on behalf of the board of directors of the company. The cost of solicitation of proxies will be borne by the company, including expenses in connection with preparing, assembling, and mailing this proxy statement. Such solicitation will be made by mail and may also be made by the company’s regular officers or employees personally or by telephone or telecopy. The company may reimburse brokers, custodians, and their nominees for their expenses in sending proxies and proxy materials to beneficial owners.

DELIVERY OF SHAREHOLDER DOCUMENTS

The rules of the Securities and Exchange Commission allow the company to send a single copy of the proxy statement and annual report to shareholders to any household at which two or more shareholders reside if the company believes the shareholders are members of the same family, unless the company has received contrary instructions from a shareholder. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps reduce the company’s expenses. The rules apply to the company’s annual reports and proxy statements. Each shareholder in the household will continue to receive a separate proxy card.

If your shares are registered in your own name and you would like to receive your own set of the company’s annual disclosure documents this year or in future years, or if you share an address with another shareholder and together both of you would like to receive only a single set of the company’s annual disclosure documents, please contact the company’s corporate secretary by calling 615-256-8500 or writing to the company at O’Charley’s Inc., 3038 Sidco Drive, Nashville, Tennessee 37204, Attention: Secretary. If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly. The company will deliver promptly upon oral or written request a separate copy of the proxy statement or annual report to shareholders to a shareholder at a shared address to which a single copy of the documents was delivered.

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 may be obtained, without charge, by any shareholder to whom this proxy statement is sent, upon written request to Lawrence E. Hyatt, Secretary, O’Charley’s Inc., 3038 Sidco Drive, Nashville, Tennessee 37204.

Exhibit A

O’CHARLEY’S INC.
EXECUTIVE INCENTIVE PLAN

1.	Purpose of the plan.

The purpose of the O’Charley’s Inc. Executive Incentive Plan (the “Plan”) is to advance the interests of O’Charley’s Inc. (the “Company”) and its shareholders by providing incentives in the form of cash bonus awards to certain officers of the Company and its Subsidiaries. The Plan is intended to enable the Company to attract and retain appropriate executive talent and to motivate such officers to manage and grow the Company’s business and to attain the performance goals articulated under the Plan. The awards under the Plan are intended to qualify as performance-based compensation under Section 162(m) of the Code, so as to be fully deductible by the Company.

2.	Definitions.

(a) “Award” means a cash bonus award granted pursuant to the Plan.

(b) “Board” means the Board of Directors of the Company.

(c) “Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.

(d) “Committee” means the Compensation and Human Resources Committee of the Board, or any successor thereto or any other committee designated by the Board to assume the obligations of the Committee hereunder.

(e) “Company” means O’Charley’s Inc., a Tennessee corporation.

(f) “Covered Officer” shall mean at any date (i) any individual who, with respect to the previous taxable year of the Company, was a “covered employee” of the Company within the meaning of Section 162(m) of the Code; provided, however, that the term “Covered Officer” shall not include any such individual who is designated by the Committee, in its discretion, at the time of any Award under the Plan or at any subsequent time, as reasonably expected not to be such a “covered employee” with respect to the current taxable year of the Company and (ii) any individual who is designated by the Committee, in its discretion, at the time of any Award or at any subsequent time, as reasonably expected to be such a “covered employee” with respect to the current taxable year of the Company or with respect to the taxable year of the Company in which any applicable Award hereunder will be paid.

(g) “Effective Date” means the date on which the Plan takes effect in accordance with Section 12 of the Plan.

(h) “Participant” means an employee of the Company or any of its Subsidiaries who is selected by the Committee to participate in the Plan pursuant to Section 4 of the Plan.

(i) “Performance Period” means the period of time (e.g., one or more fiscal years or a portion thereof) designated by the Committee as a Performance Period.

(j) “Plan” means this O’Charley’s Inc. Executive Incentive Plan.

(k) “Subsidiary” means any domestic or foreign legal entity in which the Company has a direct or indirect ownership interest, and any division thereof.

3.	Administration.

(a) General.  The Plan shall be administered by the Committee. The Committee shall have the authority to select the employees to be granted Awards under the Plan, to determine the size and terms of an Award (subject to the limitations imposed on Awards in Section 5 below), to modify the terms of any Award that has been granted, to determine the time when Awards will be made, the amount of any payments pursuant to such

Awards and the Performance Period to which they relate, to determine any employment restrictions on actual receipt of payments pursuant to Awards, to establish performance objectives in respect of such Performance Periods and to determine whether such performance objectives were attained. The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned. Determinations made by the Committee under the Plan need not be uniform and may be made selectively among Participants, whether or not such Participants are similarly situated. The Committee shall have the right to deduct from any payment made under the Plan any federal, state, local or foreign income or other taxes or obligations required by law to be withheld with respect to such payment.

(b) Delegation.  The Committee may delegate some or all of its power and authority hereunder to the Chief Executive Officer or other executive officer of the Company as the Committee deems appropriate; provided that the Committee may not delegate its power and authority with regard to the selection for participation in this Plan or any component of this Plan of a Covered Officer.

4.	Eligibility and participation.

The Committee shall determine the employees who shall be Participants for any Performance Period. The designation of Participants shall be made individually or by groups or classifications of employees, as the Committee deems appropriate.

5.	Awards.

(a) Determination.  Subject to Sections 5(b), (c) and (d) with respect to Covered Officers, by no later than the ninetieth (90th) day of a fiscal year, the Committee shall establish and determine (i) the objective performance target(s) for the Company and each appropriate Subsidiary or division for such fiscal year, and (ii) the formula for determining the Award (if any) to be paid to a Participant if such Participant fails to achieve, achieves or exceeds, as the case may be, its performance target(s) for such fiscal year.

(b) Performance Goals.  Awards to Covered Officers shall be based solely upon the attainment of objective performance targets measured over the applicable Performance Period related to one or more Company, Subsidiary, operating unit or division performance measures selected by the Committee from among the performance measures specified below:

•	earnings before interest, taxes, depreciation and/or amortization;

•	operating income or profit;

•	operating efficiencies;

•	return on equity, assets, capital, capital employed, or investment;

•	after tax operating income;

•	financial ratios, including those measuring liquidity, activity, profitability or leverage;

•	net earnings;

•	earnings per share;

•	cash flow(s);

•	guest counts, average check per customer and same restaurant sales;

•	stock price or total shareholder return;

•	guest satisfaction;

•	employee satisfaction or engagement;

•	strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals, goals relating to acquisitions or divestitures, or goals relating to the performance of new or remodeled restaurants;

or any combination thereof. Each goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on: internal targets; the past performance of the Company or any Subsidiary, operating unit or division of the Company; the past or current performance of other companies, groups of companies, and/or market or economic indices; and in the case of earnings-based measures, may use or employ comparisons relating to capital, shareholders’ equity and/or shares of Common Stock outstanding, or to assets or net assets.

(c) Maximum Award.  With respect to any Covered Officer, the maximum annual amount of an Award hereunder shall be $3,000,000.

(d) Administration.  To the extent necessary to comply with Section 162(m) of the Code, with respect to grants of Awards to Covered Officers, no later than 90 days following the commencement of each Performance Period (or such other time as may be required or permitted by Section 162(m) of the Code), the Committee shall, in writing, (i) select the performance goal or goals applicable to the Performance Period, (ii) establish the various targets and bonus amounts which may be earned for such Performance Period, and (iii) specify the relationship between performance goals and targets and the amounts to be earned by each Covered Officer for such Performance Period. Following the completion of each Performance Period, the Committee shall certify in writing whether the applicable performance target has been achieved and the amounts, if any, payable to Covered Officers for such Performance Period. In determining the amount earned by a Covered Officer for a given Performance Period, the Committee shall have the right to reduce the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Period.

(e) Payment.  The amount of the Award payable as determined by the Committee for any Performance Period shall be paid to the Participant at such time as determined by the Committee in its sole discretion after the end of such Performance Period, but in all events Awards earned during a taxable year shall be paid within 2 months and 15 days following the end of such taxable year.

6.	Amendments or termination.

The Committee may amend, alter or discontinue the Plan in its discretion, regardless of whether such amendment, alteration or discontinuation would impair any of the rights or obligations under any Award theretofore granted to a Participant under the Plan; and further provided that the Committee may amend the Plan in such manner as it deems necessary to permit the granting of Awards meeting the requirements of any applicable law, rule or regulation.

7.	No right to employment.

Neither the Plan nor any action taken hereunder shall be construed as giving any Participant or other person any right to continue to be employed by or perform services for the Company or any Subsidiary, and the right to terminate the employment of or performance of services by any Participant at any time and for any reason is specifically reserved to the Company and its Subsidiaries.

8.	Reduction of awards; repeal of designation.

Notwithstanding anything to the contrary herein, the Committee, in its sole discretion, may, at any time up until an Award is actually paid to a Participant hereunder (i) reduce any amounts otherwise payable to such Participant hereunder for any reason, including but not limited to satisfy any liabilities owed to the Company or any of its Subsidiaries by the Participant, and/or (ii) reverse or repeal the designation of an individual as a Participant under the Plan or otherwise retroactively declare the Participant ineligible to receive one or more Awards hereunder.

9.	Adjustments upon certain events.

In the event of any material change in the business, assets, liabilities or prospects of the Company, any division or any Subsidiary, the Committee in its sole discretion and without liability to any person may make such adjustment, if any, as it deems to be equitable as to any affected terms of outstanding Awards.

10.	Miscellaneous provisions.

The Company is the sponsor and legal obligor under the Plan and shall make all payments hereunder, other than any payments to be made by any of the Subsidiaries (in which case payment shall be made by such Subsidiary, as appropriate). The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to ensure the payment of any amounts under the Plan, and the Participants’ rights to any payment hereunder shall be no greater than the rights of the Company’s (or Subsidiary’s) unsecured creditors. All expenses involved in administering the Plan shall be borne by the Company.

11.	Choice of law.

The Plan shall be governed by and construed in accordance with the laws of the State of Tennessee applicable to contracts made and to be performed in the State of Tennessee.

12.	Effectiveness of the plan.

The Plan shall be effective as of the date determined at the discretion of the Committee.

O’CHARLEY’S INC.

     This Proxy is solicited on behalf of the Board of Directors of O’Charley’s Inc. (the “Company”) for use at the Annual Meeting of Shareholders of the Company to be held at 9:00 a.m., local time, on Thursday, May 17, 2007.

     The undersigned hereby appoints Gregory L. Burns, Lawrence E. Hyatt, and each of them, attorneys and proxies with full power of substitution to vote in the name of and as proxy for the undersigned all the shares of common stock of the Company held of record by the undersigned on March 30, 2007, at the Annual Meeting of Shareholders of the Company to be held at 9:00 a.m., local time, on Thursday, May 17, 2007, at the Company’s home office located at 3038 Sidco Drive, Nashville, Tennessee, and at any adjournment thereof.

(Continued and to be signed on the reverse side)

PROXY VOTING INSTRUCTIONS

MAIL — Date, sign and mail your proxy card in the envelope provided as soon as possible.

-OR-

TELEPHONE — Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

-OR-

INTERNET — Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

-OR-

IN PERSON — You may vote your shares in person by attending the Annual Meeting.

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

     The Board of Directors recommends a vote FOR the election of directors and FOR Proposals 2 and 3 and AGAINST Proposal 4.

1.	To elect the following nominees as Class II directors to serve until the 2010 Annual Meeting of Shareholders and until their successors are elected and qualified.

     William F. Andrews, John E. Stokely and H. Steve Tidwell

☐	FOR all nominees listed above (except as indicated to the contrary below)	☐	WITHHOLD AUTHORITY to vote for all nominees

(To withhold authority to vote for any individual nominee, write that nominee’s name in the space below.)

2.	Proposal to approve the adoption of the O’Charley’s Inc. Executive Incentive Plan.

               ☐ For               ☐  Against               ☐ Abstain

3.	Proposal to ratify the appointment of KPMG LLP as the independent registered public accounting firm for 2007.

               ☐ For               ☐  Against               ☐ Abstain

4.	Shareholder proposal that the Board of Directors take the necessary steps to declassify the Board of Directors.

               ☐ For               ☐  Against               ☐ Abstain

5.	In their discretion, the proxies are authorized to consider and take action upon such other matters as may properly come before the meeting or any adjournment thereof.